Exhibit 99.1

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AMERISOURCEBERGEN REPORTS
FISCAL 2023 SECOND QUARTER RESULTS
Revenue of $63.5 billion for the Second Quarter, a 9.9 Percent Increase Year-Over-Year
Second Quarter GAAP Diluted EPS of $2.13 and Adjusted Diluted EPS of $3.50
Adjusted Diluted EPS Guidance Range Raised to $11.70 to $11.90 for Fiscal 2023

CONSHOHOCKEN, PA, May 2, 2023 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2023 second quarter ended March 31, 2023, revenue increased 9.9 percent year-over-year to $63.5 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.13 for the second quarter of fiscal 2023 compared to $2.59 in the prior year second quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 8.7 percent to $3.50 in the fiscal second quarter from $3.22 in the prior year second quarter.

    AmerisourceBergen is updating its outlook for fiscal year 2023. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2023 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $11.50 to $11.75 to a range of $11.70 to $11.90.

“In our second quarter, AmerisourceBergen continued executing to deliver strong financial performance while advancing our strategic priorities and pursuing thoughtful capital deployment, like our recently announced agreement to invest in OneOncology. The fundamental strength and resilience of our business continue to allow us to capitalize on opportunities provided by our capabilities, while focusing on efficiency and advancing innovation across our footprint,” said Steven H. Collis, Chairman, President & Chief Executive Officer of AmerisourceBergen.

“As we move into the second half of our fiscal year, we are pleased to raise our full year financial outlook,” Mr. Collis continued. “Our results and the increase in our full-year outlook continue to demonstrate the value of our pharmaceutical-centric strategy, key strategic partnerships, leadership in specialty and global commercialization services.”

Second Quarter Fiscal Year 2023 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$63.5B	$63.5B
Gross Profit	$2.3B	$2.4B
Operating Expenses	$1.7B	$1.4B
Operating Income	$561M	$932M
Interest Expense, Net	$64M	$64M
Effective Tax Rate	16.4%	19.0%
Net Income Attributable to AmerisourceBergen Corporation	$435M	$715M
Diluted Earnings Per Share	$2.13	$3.50
Diluted Shares Outstanding	204.3M	204.3M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

Second Quarter GAAP Results

•Revenue: In the second quarter of fiscal 2023, revenue was $63.5 billion, up 9.9 percent compared to the same quarter in the previous fiscal year, reflecting an 11.3 percent increase in revenue within U.S. Healthcare Solutions. International Healthcare Solutions revenue declined 0.2 percent primarily resulting from the June 2022 divestiture of our Brazil specialty business and unfavorable foreign currency exchange rates in the current year quarter in comparison to the prior year quarter.

•Gross Profit: Gross profit in the second quarter of fiscal 2023 was $2.3 billion, a 2.7 percent increase compared to the same period in the previous fiscal year due to an increase in gross profit in both reportable segments. The increase in gross profit was offset in part by a LIFO expense in the current year period versus a LIFO credit in the previous fiscal year period. Gross profit as a percentage of revenue was 3.62 percent, a decrease of 25 basis points from the prior year quarter.

•Operating Expenses: In the second quarter of fiscal 2023, operating expenses were $1.7 billion, a 19.2 percent increase compared to the same period in the previous fiscal year, primarily driven by increases in distribution, selling, and administrative expenses, restructuring and other expenses, and depreciation and amortization expenses compared to the prior year quarter.

•Operating Income: In the second quarter of fiscal 2023, operating income was $560.5 million, a 28.2 percent decrease compared to the same period in the previous fiscal year due to the increase in operating expenses, offset in part by the increase in gross profit. Operating income as a percentage of revenue was 0.88 percent in the second quarter of fiscal 2023, a decline of 47 basis points when compared to the prior year quarter.

•Interest Expense, Net: In the second quarter of fiscal 2023, net interest expense of $64.1 million increased 21.2 percent versus the prior year quarter primarily due to increases in borrowings and interest rates associated with variable-rate debt, offset in part by an increase in interest income as a result of higher investment interest rates.

•Effective Tax Rate: The effective tax rate was 16.4 percent for the second quarter of fiscal 2023, reflecting the mix of the Company’s domestic and international income and discrete tax benefits. This compares to 23.7 percent in the prior year quarter, which reflected discrete tax expenses.

•Diluted Earnings Per Share: Diluted earnings per share was $2.13 in the second quarter of fiscal 2023, a 17.8 percent decrease compared to $2.59 in the previous fiscal year’s second quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal 2023 were 204.3 million, a decrease of 7.7 million shares, or 3.6 percent versus the prior fiscal year second quarter primarily as a result of share repurchases.

Second Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the second quarter of fiscal 2023, revenue was $63.5 billion, up 9.9 percent compared to the same quarter in the previous fiscal year, reflecting an 11.3 percent increase in revenue within U.S. Healthcare Solutions. International Healthcare Solutions revenue declined 0.2 percent primarily resulting from the June 2022 divestiture of our Brazil specialty business and unfavorable foreign currency exchange rates in the current year quarter in comparison to the prior year quarter. On a constant currency basis, revenue was up 11.4 percent, reflecting 11.9 percent constant currency growth in International Healthcare Solutions revenue.

•Adjusted Gross Profit: Adjusted gross profit in the second quarter of fiscal 2023 was $2.4 billion, a 6.2 percent increase compared to the same period in the previous fiscal year due to an increase in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 3.71 percent in the fiscal 2023 second quarter, a decrease of 13 basis points from the prior year quarter.

•Adjusted Operating Expenses: In the second quarter of fiscal 2023, adjusted operating expenses were $1.4 billion, a 9.4 percent increase, driven by an increase in distribution, selling, and administrative expenses compared to the prior year quarter primarily to support revenue growth in U.S. Healthcare Solutions and reflecting inflationary impacts on certain operating expenses.

•Adjusted Operating Income: In the second quarter of fiscal 2023, adjusted operating income was $932.1 million, a 1.7 percent increase compared to the same period in the prior fiscal year, driven by a 3.6 percent increase in U.S. Healthcare Solutions, offset in part by a 5.9 percent decline in International Healthcare Solutions due to unfavorable foreign currency exchange rates in the current year quarter in comparison to the prior year quarter. On a constant currency basis, adjusted operating income increased 4.4 percent compared to the prior year quarter. On a constant currency basis, International Healthcare Solutions segment operating income increased 7.3 percent. Adjusted operating income as a percentage of revenue was 1.47 percent in the fiscal 2023 second quarter, a decrease of 12 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the second quarter of fiscal 2023, net interest expense of $64.1 million increased 21.2 percent versus the prior year quarter primarily due to increases in borrowings and interest rates associated with variable-rate debt, offset in part by an increase in interest income as a result of higher investment interest rates.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 19.0 percent for the second quarter of fiscal 2023 compared to 21.0 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $3.50 in the second quarter of fiscal 2023, an 8.7 percent increase compared to $3.22 in the previous fiscal year’s second quarter. On a constant currency basis, adjusted diluted earnings per share increased 11.2 percent compared to the prior year quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the second quarter of fiscal 2023 were 204.3 million, a decrease of 7.7 million shares, or 3.6 percent versus the prior fiscal year second quarter primarily as a result of share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $56.7 billion in the second quarter of fiscal 2023, an increase of 11.3 percent compared to the same quarter in the prior fiscal year due to overall market growth primarily driven by unit volume growth, including increased sales to our two largest customers and increased sales of specialty products to physician practices and health systems, offset in part by a decline in sales of commercial COVID-19 treatments. Segment operating income of $756.1 million in the second quarter of fiscal 2023 was up 3.6 percent compared to the same period in the previous fiscal year as a result of an increase in gross profit, offset in part by the increase in operating expenses, which included inflationary impacts on certain operating expenses.

International Healthcare Solutions

    Revenue in International Healthcare Solutions was $6.8 billion in the second quarter of fiscal 2023, a decrease of 0.2 percent from the previous fiscal year’s second quarter. Segment operating income in the second quarter of fiscal 2023 was $176.0 million, a decrease of 5.9 percent. The period over period declines were due to the June 2022 divestiture of our Brazil specialty business and unfavorable foreign currency exchange rates in the current year quarter in comparison to the prior year quarter. On a constant currency basis, International Healthcare Solutions revenue and operating income increased by 11.9 percent and 7.3 percent, respectively.

Recent Company Highlights & Milestones

•AmerisourceBergen and TPG announced an agreement to acquire OneOncology, a network of leading oncology practices. AmerisourceBergen’s minority investment will allow it to further deepen its relationship with community oncologists and expand on its solutions in specialty.
•AmerisourceBergen launched its Cell and Gene Therapy Integration Hub, a platform-agnostic system that can be integrated with biopharma and provider-facing platforms to facilitate real-time data exchange and help orchestrate services across the treatment development and patient journey.
•World Courier is deploying real-time location monitoring on all of its multi-use packages, enabling increased visibility into the precise location of shipments in transit globally. The technology will enhance the ability to proactively monitor shipments, anticipate potential risks and intervene, if needed, to ensure the secure and timely distribution of products.
•The AmerisourceBergen Foundation contributed to non-profit partners to support disaster response efforts in Türkiye following earthquakes in February.

Fiscal Year 2023 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2023 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen is now updating its fiscal year 2023 financial guidance to primarily reflect stronger core growth in the U.S. Healthcare Solutions segment. The Company now expects:

•Revenue growth to be in the range of 6 to 8 percent, up from the previous range of 5 to 7 percent;
◦U.S. Healthcare Solutions revenue growth to be in the range of 7 to 8 percent, narrowed from the previous range of 6 to 8 percent;
◦International Healthcare Solutions revenue to be in the range of a 3 percent decline to flat, up from the previous range of a 1 to 5 percent decline;
•Adjusted Diluted Earnings Per Share to be in the range of $11.70 to $11.90, representing growth of 6 to 8 percent, raised from the previous range of $11.50 to $11.75;
◦On a constant currency basis, adjusted diluted earnings per share growth to be in the range of 8 to 10 percent, raised from the previous range of 6 to 9 percent;

◦Excluding contributions related to COVID-19, adjusted diluted earnings per share growth to be in the range of 11 to 13 percent, raised from the previous range of 9 to 11 percent; and
▪On a constant currency basis excluding contributions related to COVID-19, adjusted diluted earnings per share growth to be in the range of 13 to 15 percent, raised from the previous range of 11 to 13 percent.

Additional expectations now include:

•Adjusted consolidated operating income growth to be in the range of 2 to 4 percent, up from the previous range of 0 to 3 percent. Excluding contributions related to COVID-19, adjusted consolidated operating income growth in the range of 5 to 7 percent, up from the previous range of 4 to 6 percent;
•U.S. Healthcare Solutions segment operating income growth to be in the range of 3 percent to 5 percent, up from the previous range of 1 percent to 4 percent. Expectations for segment operating income growth excluding COVID-19 contributions have been raised to growth of 6 to 8 percent, up from the previous range of 5 to 7 percent;
•Weighted average diluted shares to be approximately 205 million shares for the fiscal year, lowered from the previous range of approximately 206 million shares; and
•For additional details regarding updated guidance expectations on a constant currency, ex-COVID and ex-merger and divestiture basis, please refer to our slide presentation for investors.

All other previously communicated aspects of the Company’s fiscal year 2023 consolidated financial guidance and assumptions remain the same.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.485 per common share, payable May 30, 2023, to stockholders of record at the close of business on May 12, 2023.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on May 2, 2023. A slide presentation for investors has also been posted on the Company’s website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (833) 470-1428. From outside the United States and Canada, dial +1 (404) 975-4839. The access code for the call will be 439143. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States and Canada, dial +44 (204) 525-0658. The access code for the replay is 519030.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor events in the coming months:

•Bank of America Healthcare Conference, May 10, 2023;
•UBS Healthcare Services Summit, June 26 to 28, 2023.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 44,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 and #21 on the Global Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,”, “estimate,” "expect," “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following:
•the effect of and uncertainties related to the ongoing COVID-19 pandemic (including any government responses thereto) and any continued recovery from the impact of the COVID-19 pandemic;
•our ability to achieve and maintain profitability in the future;
•our ability to respond to general economic conditions, including elevated levels of inflation;
•our ability to manage our growth effectively and our expectations regarding the development and expansion of our business;
•the impact on our business of the regulatory environment and complexities with compliance;
•unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation;
•competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services;
•changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid and declining reimbursement rates for pharmaceuticals;
•increasing governmental regulations regarding the pharmaceutical supply channel;
•continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances;
•continued prosecution or suit by federal and state governmental entities and other parties (including third-party payors, hospitals, hospital groups and individuals) of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits;
•increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs;
•failure to comply with the Corporate Integrity Agreement;
•the outcome of any legal or governmental proceedings that may be instituted against us, including material adverse resolution of pending legal proceedings;
•the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers;
•changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms;
•the possibility that various conditions to the consummation of the acquisition of OneOncology may not be satisfied or that their satisfaction may be delayed; uncertainties as to the timing of the consummation of the acquisition of OneOncology;
•unexpected costs, charges or expenses resulting from the acquisitions of PharmaLex and OneOncology;
•the integration of the Alliance Healthcare and PharmaLex businesses into the Company being more difficult, time consuming or costly than expected;
•the Company’s, Alliance Healthcare’s, PharmaLex’s or OneOncology’s failure to achieve expected or targeted future financial and operating performance and results;
•the effects of disruption from acquisitions and related strategic transactions on the respective businesses of the Company, Alliance Healthcare, PharmaLex and OneOncology, and the fact that acquisitions and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners;
•the acquisition of businesses, including the acquisitions of the Alliance Healthcare, PharmaLex and OneOncology businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period;
•risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement;
•managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations;
•our ability to respond to financial market volatility and disruption;
•changes in tax laws or legislative initiatives that could adversely affect the Company’s tax positions and/or the Company’s tax liabilities or adverse resolution of challenges to the Company’s tax positions;

•the loss, bankruptcy or insolvency of a major supplier, or substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19;
•financial and other impacts of COVID-19 on our operations or business continuity;
•changes to the customer or supplier mix;
•malfunction, failure or breach of sophisticated information systems to operate as designed, and risks generally associated with cybersecurity;
•risks generally associated with data privacy regulation and the protection and international transfer of personal data;
•regulatory and legal implications relating to the March 2023 cybersecurity event sustained by one of the Company’s foreign business units in one country;
•financial and other impacts of macroeconomic and geopolitical trends and events, including the unfolding situation in Russia and Ukraine and its regional and global ramifications;
•natural disasters or other unexpected events, such as additional pandemics, that affect the Company’s operations;
•the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings;
•the Company’s ability to manage and complete divestitures;
•the disruption of the Company’s cash flow and ability to return value to its stockholders in accordance with its past practices;
•interest rate and foreign currency exchange rate fluctuations;
•declining economic conditions and increases in inflation in the United States and abroad; and
•other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company’s business generally.

Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2023	% of Revenue	Three Months Ended March 31, 2022	% of Revenue	% Change
Revenue	$63,457,205		$57,719,446		9.9%

Cost of goods sold	61,161,763		55,484,366		10.2%

Gross profit [1]	2,295,442	3.62%	2,235,080	3.87%	2.7%

Operating expenses:
Distribution, selling, and administrative	1,321,087	2.08%	1,203,238	2.08%	9.8%
Depreciation and amortization	241,466	0.38%	175,290	0.30%	37.8%
Litigation and opioid-related expenses	15,813		52,090
Acquisition-related deal and integration expenses	59,113		11,790
Restructuring and other expenses	97,444		12,515
Total operating expenses	1,734,923	2.73%	1,454,923	2.52%	19.2%

Operating income	560,519	0.88%	780,157	1.35%	(28.2)%

Other income, net	(15,720)		(948)
Interest expense, net	64,109		52,916		21.2%

Income before income taxes	512,130	0.81%	728,189	1.26%	(29.7)%

Income tax expense	83,917		172,944

Net income	428,213	0.67%	555,245	0.96%	(22.9)%

Net loss (income) attributable to noncontrolling interests	7,189		(7,231)

Net income attributable to AmerisourceBergen Corporation	$435,402	0.69%	$548,014	0.95%	(20.5)%

Earnings per share:
Basic	$2.15		$2.62		(17.9)%
Diluted	$2.13		$2.59		(17.8)%

Weighted average common shares outstanding:
Basic	202,316		209,244		(3.3)%
Diluted	204,256		211,991		(3.6)%
 ________________________________________

1    Includes a $54.3 million LIFO expense in the three months ended March 31, 2023 and a $16.1 million LIFO credit in the three months ended March 31, 2022.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2023	% of Revenue	Six Months Ended March 31, 2022	% of Revenue	% Change
Revenue	$126,304,037		$117,348,256		7.6%

Cost of goods sold	121,862,642		113,052,817		7.8%

Gross profit [1]	4,441,395	3.52%	4,295,439	3.66%	3.4%

Operating expenses:
Distribution, selling, and administrative	2,612,015	2.07%	2,373,348	2.02%	10.1%
Depreciation and amortization	413,406	0.33%	351,219	0.30%	17.7%
Litigation and opioid-related expenses	28,519		84,725
Acquisition-related deal and integration expenses	80,109		33,140
Restructuring and other expenses	113,684		23,499
Impairment of assets	—		4,946
Total operating expenses	3,247,733	2.57%	2,870,877	2.45%	13.1%

Operating income	1,193,662	0.95%	1,424,562	1.21%	(16.2)%

Other income, net	(22,048)		(6,120)
Interest expense, net	110,125		106,288		3.6%

Income before income taxes	1,105,585	0.88%	1,324,394	1.13%	(16.5)%

Income tax expense	201,202		319,733

Net income	904,383	0.72%	1,004,661	0.86%	(10.0)%

Net loss (income) attributable to noncontrolling interests	10,764		(7,542)

Net income attributable to AmerisourceBergen Corporation	$915,147	0.72%	$997,119	0.85%	(8.2)%

Earnings per share:
Basic	$4.50		$4.77		(5.7)%
Diluted	$4.46		$4.71		(5.3)%

Weighted average common shares outstanding:
Basic	203,188		208,900		(2.7)%
Diluted	205,306		211,580		(3.0)%
 ________________________________________

1    Includes a $79.3 million LIFO expense and a $49.9 million gain from antitrust litigation settlements in the six months ended March 31, 2023. Includes a $60.7 million LIFO credit in the six months ended March 31, 2022.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,295,442	$1,734,923	$560,519	$512,130	$83,917	$7,189	$435,402	$2.13

Gains from antitrust litigation settlements	—	—	—	—	2	—	(2)	—

Turkey highly inflationary impact	4,855	—	4,855	4,455	—	—	4,455	0.02

LIFO expense	54,270	—	54,270	54,270	12,676	—	41,594	0.20

Acquisition-related intangibles amortization	—	(140,114)	140,114	140,114	32,727	(984)	106,403	0.52

Litigation and opioid-related expenses	—	(15,813)	15,813	15,813	3,693	—	12,120	0.06

Acquisition-related deal and integration expenses	—	(59,113)	59,113	59,113	13,808	—	45,305	0.22

Restructuring and other expenses	—	(97,444)	97,444	97,444	22,763	—	74,681	0.37

Foreign currency gain	—	—	—	(5,663)	—	—	(5,663)	(0.03)

Tax reform [1]	—	—	—	(2,182)	(3,244)	—	1,062	0.01

Adjusted Non-GAAP	$2,354,567	$1,422,439	$932,128	$875,494	$166,342	$6,205	$715,357	$3.50

Adjusted Non-GAAP % change vs. prior year	6.2%	9.4%	1.7%	0.9%	(8.5)%		4.7%	8.7%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.62%	3.71%
Operating expenses	2.73%	2.24%
Operating income	0.88%	1.47%

________________________________________

1 Includes tax expense relating to Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,235,080	$1,454,923	$780,157	$728,189	$172,944	$(7,231)	$548,014	$2.59

Gains from antitrust litigation settlements	(1,835)	—	(1,835)	(1,835)	(427)	—	(1,408)	(0.01)

LIFO credit	(16,059)	—	(16,059)	(16,059)	(3,897)	—	(12,162)	(0.06)

Acquisition-related intangibles amortization	—	(77,952)	77,952	77,952	18,431	(1,764)	57,757	0.27

Litigation and opioid-related expenses	—	(52,090)	52,090	52,090	5,298	—	46,792	0.22

Acquisition-related deal and integration expenses	—	(11,790)	11,790	11,790	2,797	—	8,993	0.04

Restructuring and other expenses	—	(12,515)	12,515	12,515	2,969	—	9,546	0.05

Certain discrete tax expense	—	—	—	—	(7,900)	6,840	14,740	0.07

Tax reform [1]	—	—	—	2,737	(8,329)	—	11,066	0.05

Adjusted Non-GAAP	$2,217,186	$1,300,576	$916,610	$867,379	$181,886	$(2,155)	$683,338	$3.22

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.87%	3.84%
Operating expenses	2.52%	2.25%
Operating income	1.35%	1.59%
________________________________________

1 Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other Income, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$4,441,395	$3,247,733	$1,193,662	$1,105,585	$201,202	$10,764	$915,147	$4.46

Gains from antitrust litigation settlements	(49,899)	—	(49,899)	(49,899)	(11,657)	—	(38,242)	(0.19)

Turkey highly inflationary impact	8,439	—	8,439	8,441	—	—	8,441	0.04

LIFO expense	79,320	—	79,320	79,320	18,529	—	60,791	0.30

Acquisition-related intangibles amortization	—	(211,992)	211,992	211,992	49,522	(2,142)	160,328	0.78

Litigation and opioid-related expenses	—	(28,519)	28,519	28,519	6,662	—	21,857	0.11

Acquisition-related deal and integration expenses	—	(80,109)	80,109	80,109	18,714	—	61,395	0.30

Restructuring and other expenses	—	(113,684)	113,684	113,684	26,557	—	87,127	0.42

Foreign currency gain	—	—	—	(5,663)	—	—	(5,663)	(0.03)

Recovery of non-customer note receivable	—	—	—	(1,148)	—	—	(1,148)	(0.01)

Tax reform [1]	—	—	—	(6,639)	(11,608)	—	4,969	0.02

Adjusted Non-GAAP	$4,479,255	$2,813,429	$1,665,826	$1,564,301	$297,921	$8,622	$1,275,002	$6.21	[2]

Adjusted Non-GAAP % change vs. prior year	5.8%	9.6%	—%	0.1%	(9.7)%		3.8%	6.9%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.52%	3.55%
Operating expenses	2.57%	2.23%
Operating income	0.95%	1.32%

________________________________________

1 Tax expense relating to 2020 Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$4,295,439	$2,870,877	$1,424,562	$1,324,394	$319,733	$(7,542)	$997,119	$4.71

Gains from antitrust litigation settlements	(1,835)	—	(1,835)	(1,835)	(427)	—	(1,408)	(0.01)

LIFO credit	(60,738)	—	(60,738)	(60,738)	(14,142)	—	(46,596)	(0.22)

Acquisition-related intangibles amortization	—	(157,458)	157,458	157,458	36,661	(3,554)	117,243	0.55

Litigation and opioid-related expenses	—	(84,725)	84,725	84,725	11,210	—	73,515	0.35

Acquisition-related deal and integration expenses	—	(33,140)	33,140	33,140	7,716	—	25,424	0.12

Restructuring and other expenses	—	(23,499)	23,499	23,499	5,471	—	18,028	0.09

Impairment of assets	—	(4,946)	4,946	4,946	—	—	4,946	0.02

Certain discrete tax expense	—	—	—	—	(18,979)	6,840	25,819	0.12

Tax reform [1]	—	—	—	(2,570)	(17,204)	—	14,634	0.07

Adjusted Non-GAAP	$4,232,866	$2,567,109	$1,665,757	$1,563,019	$330,039	$(4,256)	$1,228,724	$5.81	2

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.66%	3.61%
Operating expenses	2.45%	2.19%
Operating income	1.21%	1.42%
________________________________________

1 Includes tax expense relating to Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, which is recorded within Other Income, Net.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended March 31,
Revenue	2023	2022	% Change
U.S. Healthcare Solutions	$56,693,456	$50,942,763	11.3%
International Healthcare Solutions	6,764,935	6,777,691	(0.2)%
Intersegment eliminations	(1,186)	(1,008)

Revenue	$63,457,205	$57,719,446	9.9%

	Three Months Ended March 31,
Operating income	2023	2022	% Change
U.S. Healthcare Solutions	$756,137	$729,542	3.6%
International Healthcare Solutions	175,991	187,068	(5.9)%
Total segment operating income	932,128	916,610	1.7%

Gains from antitrust litigation settlements	—	1,835
Turkey highly inflationary impact	(4,855)	—
LIFO (expense) credit	(54,270)	16,059
Acquisition-related intangibles amortization	(140,114)	(77,952)
Litigation and opioid-related expenses	(15,813)	(52,090)
Acquisition-related deal and integration expenses	(59,113)	(11,790)
Restructuring and other expenses	(97,444)	(12,515)
Operating income	$560,519	$780,157	(28.2)%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.74%	2.87%
Operating expenses	1.40%	1.44%
Operating income	1.33%	1.43%

International Healthcare Solutions
Gross profit	11.88%	11.15%
Operating expenses	9.28%	8.39%
Operating income	2.60%	2.76%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.62%	3.87%
Operating expenses	2.73%	2.52%
Operating income	0.88%	1.35%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.71%	3.84%
Adjusted operating expenses	2.24%	2.25%
Adjusted operating income	1.47%	1.59%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Six Months Ended March 31,
Revenue	2023	2022	% Change
U.S. Healthcare Solutions	$112,930,035	$103,922,410	8.7%
International Healthcare Solutions	13,376,213	13,427,473	(0.4)%
Intersegment eliminations	(2,211)	(1,627)

Revenue	$126,304,037	$117,348,256	7.6%

	Six Months Ended March 31,
Operating income	2023	2022	% Change
U.S. Healthcare Solutions	$1,328,553	$1,298,629	2.3%
International Healthcare Solutions	337,273	367,128	(8.1)%
Total segment operating income	1,665,826	1,665,757	—%

Gains from antitrust litigation settlements	49,899	1,835
Turkey highly inflationary impact	(8,439)	—
LIFO (expense) credit	(79,320)	60,738
Acquisition-related intangibles amortization	(211,992)	(157,458)
Litigation and opioid-related expenses	(28,519)	(84,725)
Acquisition-related deal and integration expenses	(80,109)	(33,140)
Restructuring and other expenses	(113,684)	(23,499)
Impairment of assets	—	(4,946)
Operating income	$1,193,662	$1,424,562	(16.2)%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.60%	2.64%
Operating expenses	1.42%	1.39%
Operating income	1.18%	1.25%

International Healthcare Solutions
Gross profit	11.53%	11.12%
Operating expenses	9.01%	8.38%
Operating income	2.52%	2.73%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.52%	3.66%
Operating expenses	2.57%	2.45%
Operating income	0.95%	1.21%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.55%	3.61%
Adjusted operating expenses	2.23%	2.19%
Adjusted operating income	1.32%	1.42%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$1,539,406	$3,388,189
Accounts receivable, net	19,491,097	18,452,675
Inventories	16,955,245	15,556,394
Right to recover assets	1,480,545	1,532,061
Prepaid expenses and other	523,348	660,439
Total current assets	39,989,641	39,589,758

Property and equipment, net	2,149,937	2,135,003
Goodwill and other intangible assets	14,518,383	12,836,623
Deferred income taxes	228,524	237,571
Other long-term assets	1,879,698	1,761,661

Total assets	$58,766,183	$56,560,616

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$42,734,822	$40,192,890
Other current liabilities	2,069,996	2,214,592
Short-term debt	266,279	1,070,473
Total current liabilities	45,071,097	43,477,955

Long-term debt	4,666,532	4,632,360

Accrued income taxes	272,292	320,274
Deferred income taxes	1,741,795	1,620,413
Other long-term liabilities	1,055,255	976,583
Accrued litigation liability	5,448,075	5,461,758

Total equity	511,137	71,273

Total liabilities and stockholders’ equity	$58,766,183	$56,560,616

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2023	2022
Operating Activities:
Net income	$904,383	$1,004,661
Adjustments to reconcile net income to net cash provided by operating activities	527,840	423,420
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(861,202)	(527,521)
Inventories	(1,413,515)	(215,479)
Accounts payable	2,391,172	598,411
Other, net	(209,090)	(153,496)
Net cash provided by operating activities	1,339,588	1,129,996

Investing Activities:
Capital expenditures	(178,581)	(209,343)
Cost of acquired companies, net of cash acquired [1]	(1,409,681)	(124,158)
Other, net	(11,633)	(3,663)
Net cash used in investing activities	(1,599,895)	(337,164)

Financing Activities:
Net debt repayments	(685,101)	(208,790)
Purchases of common stock [2]	(807,214)	(11,396)
Exercises of stock options	31,712	72,973
Cash dividends on common stock	(201,479)	(197,923)
Employee tax withholdings related to restricted share vesting	(67,954)	(35,200)
Other, net	(3,355)	(4,251)
Net cash used in financing activities	(1,733,391)	(384,587)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	88,822	(5,055)

(Decrease) increase in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	(1,904,876)	403,190
Less: Increase in cash classified within assets held for sale	—	(516)
(Decrease) increase in cash, cash equivalents, and restricted cash	(1,904,876)	402,674

Cash, cash equivalents, and restricted cash at beginning of period [3]	3,593,539	3,070,128

Cash, cash equivalents, and restricted cash at end of period [3]	$1,688,663	$3,472,802

________________________________________
1 Includes $1,406.3 million for the acquisition of PharmaLex.
2 Includes $28.4 million of purchases in September 2022 that cash settled in October 2022.
3 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash used in the Condensed Consolidated Statements of Cash Flows:

	March 31, 2023	September 30, 2022	March 31, 2022	September 30, 2021
Cash and cash equivalents	$1,539,406	$3,388,189	$2,960,759	$2,547,142
Restricted cash (included in Prepaid Expenses and Other)	87,740	144,980	452,014	462,986
Restricted cash (included in Other Long-Term Assets)	61,517	60,370	60,029	60,000
Cash, cash equivalents, and restricted cash	$1,688,663	$3,593,539	$3,472,802	$3,070,128

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, Turkey highly inflationary impact, and LIFO expense (credit). Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, Turkey highly inflationary impact, and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses; acquisition-related deal and integration expenses; restructuring and other expenses; and impairment of assets. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses, and the impairment of assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the recovery of a non-customer note receivable, a foreign currency gain, and the gain (loss) on the currency remeasurement of the deferred tax asset relating to Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) primarily attributable to foreign valuation allowance adjustments for the six months ended March 31, 2022 are also excluded from adjusted income tax expense. Further, certain expenses relating to tax reform in Switzerland are excluded from adjusted income tax expense for the six months ended March 31, 2023 and 2022. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interests: Adjusted net income/loss attributable to noncontrolling interests excludes the non-controlling interest portion of the same items described above. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to the Company.

•Adjusted net income attributable to the Company: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; Turkey highly inflationary impact; LIFO expense (credit); acquisition-related intangibles amortization; litigation and opioid-related expenses; acquisition-related deal and integration expenses; restructuring and other expenses; recovery of a non-customer note receivable; a foreign currency gain; impairment of assets; and the gain (loss) on the currency remeasurement related to Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax expense primarily attributable to foreign valuation allowance adjustments for the six months ended March 31, 2022, and the per share impact of certain expenses relating to tax reform in Switzerland for the six months ended March 31, 2023 and 2022 are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the second quarter of fiscal 2023 in the International Healthcare Solutions segment, (i) revenue of $6.8 billion was negatively impacted by foreign currency translation of $818 million, resulting in revenue on a constant currency basis of $7.6 billion, and (ii) operating income of $176 million was negatively impacted by foreign currency translation of $25 million, resulting in operating income on a constant currency basis of $201 million.

In addition, the Company has provided non-GAAP fiscal year 2023 guidance for diluted earnings per share, operating income, effective income tax rate, and free cash flows that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
610-727-3693
bmurphy@amerisourcebergen.com

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